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                       Securities and Exchange Commission
                             Washington, D.C. 20549

                                                                        Form 8-K

                                 Current Report

     Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934

                                December 3, 2002


                                County Bank Corp
           Michigan     Commission file number 0-17482     EIN 38-0746239
                      83 W. Nepessing St. Lapeer, MI 48446
                                 (810) 664-2977

Item 9.  Regulation FD Disclosure.
                                                           FOR IMMEDIATE RELEASE
                                                                December 3, 2002
                                                       CONTACT: Danielle Portice
                                                         (810) 664-2977 ext. 339

                                  NEWS RELEASE

         The Board of Directors of County Bank Corp, the holding company of Lapeer County Bank & Trust Co., declared a quarterly cash dividend of $.24 per share and a special dividend of $.36 per share during its regularly scheduled meeting on November 20, 2002. These dividends represent a $.05 increase over the fourth quarter of last year. In 2002 the total cash dividends were $1.26 per share. Both dividends are payable on December 31, 2002, to shareholders of record December 17, 2002.

President Curt Carter is pleased to announce that this dividend is the 149th consecutive cash dividend paid to shareholders.


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Through the end of October, total assets have grown to $238.5 million compared to October 2001's $227.5 million. Deposits increased to $206.6 million from $198.3 million a year ago. Loans increased over $14.5 million during the same period. Loan quality remains strong with the loan loss reserve equal to 1.42% of outstanding loans. Shareholder equity was $29.3 million as of October 31, 2002.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.


                                                County Bank Corp

                                                /s/ Joseph H. Black
                                                -------------------
                                                Joseph H. Black
                                                Treasurer
Date: December 3, 2002